UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 22, 2006

INDIGO-ENERGY, INC.
(Formerly, PROCARE AMERICA, INC.)
 (Exact name of registrant as specified in its charter)

Nevada	2-75313	84-0871427
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

4041 University Drive, suite 302, Fairfax, Virginia	22030
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 934-6189

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

5.02 (a) Not Applicable

5.02 (b)

(1) On February 22, 2006, David A. Albanese resigned his positions with the Registrant as Director, Secretary /Treasurer and Chief Financial Officer. Mr. Albanese will continue to be a consultant to the Registrant for a transition period of at least 60 days. His resignation was not a result of any disagreement with the Board of Directors or Management of the Registrant.

(2) On February 26, 2006, Curtis Fleming resigned his positions with the Registrant as Director and President. His resignation was not a result of any disagreement with the Board of Directors or Management of the Registrant.

5.02 (c)

On February 22, 2006, the Board of Directors of the Registrant appointed David Larson as a member of the Board of Directors to serve the unexpired term of David Albanese and to serve until the next annual meeting of stockholders. Also on that date, the Registrant’s Board of Directors appointed Alec Winfrey to serve as a director until the next annual meeting of stockholders and appointed Mr. Winfrey as the Registrant’s Secretary/Treasurer. On February 27, 2006, the Registrant’s Board of Directors appointed David Larson as the Registrant’s president.

David Larson was appointed a director of the registrant on February 22, 2006 and as president of the registrant on February 27, 2006. For the last eight years, Mr. Larson has been self employed as a sales and marketing consultant. Mr. Larson graduated from Northwest Missouri State University with a B.S. in Marketing in 1973.

Alec Winfrey was appointed a director and as Secretary/Treasurer of the Registrant on February 22, 2006. For the past five years, Mr. Winfrey has been self-employed as consultant in the healthcare technology and outsourcing businesses. Winfrey graduated from the University of South Carolina with a B.S. in Marketing in 1978.

(c) Exhibits.

Exhibit No.	Description

16.1	Resignation Letter of David Albanese dated February 22, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDIGO-ENERGY, INC.

Date: February 3, 2006	By:	/s/ DAVID LARSON
President

INDEX TO EXHIBITS

Exhibit No.	Description

16.1	Resignation Letter of David Albanese dated February 22, 2006